Letter of Intent

November 9, 2010

Carlos Orellana, Chief Executive Officer
Zonein2, Inc.
333 City Blvd. West
17th Floor
Orange CA 92830

Dear Mr. Orellana:

This letter (the “Letter”) will confirm our discussion regarding a merger transaction (the “Transaction”) between Zonein2, Inc. (“Zone” or the "Company") and Phreadz, Inc. ("PHDZ").  Subject to the preparation, execution and performance of "Definitive Agreements" (as defined below) containing such additional terms, conditions, covenants, representations and warranties as the parties thereto may in good faith require, we have agreed in principle to the following:

1.  At the time of the "Closing" (as defined below):

A. Carlos Orellana, Javier Correa, Sergio Correa, Carlos Constantini, Edgar Macias, Barbara Ruano, Acosta Investments, Eleazar Trylesinski, Clover Systems and Cristone Financial, collectively representing all the issued and outstanding shareholders of ZONE as of the date of this Letter, and referred to hereinafter as the "Shareholders," shall transfer to PHDZ all of the outstanding ownership of the Company per an agreed upon definitive agreement..

B.  At the time of closing PHDZ will issue the shareholders of Zonein2 8,750,000 shares of Phreadz Inc. in exchange for all the shares (specifically 20,000,000) shares of Zonein2.

C.  PHDZ shall have at least $500,000 in cash from a financing or pre-sale that will close concurrent with the close as agreed to in a definitive agreement. This financing will be an equity financing.

D. The board of Directors of each Company shall have approved the transactions contemplated herein to the extent required under applicable laws of incorporation or jurisdiction.

E.    PHDZ shall enter into employment agreements with specified members of the Zonein2 team in the amount of 5,500,000 stock options, on mutually acceptable terms. These agreements are to include milestones specifying equity awards that will be granted on achievement and following the adoption by the Company of an employee Stock Option Plan.

2.    The closing ("Closing“) on the Transaction described in paragraph 1 above shall occur upon: (a) the parties agreeing upon, executing and delivering such agreements (the "Definitive Agreements") as may be necessary or appropriate, including those listed in paragraph 1 above, to implement the Transaction described herein or such adjusted transactions as the parties may mutually agree upon.     It is the intent of the parties to cause the Closing to occur on or before December 15, 2010 subject too the Company meeting regulatory requirements including a two year audit.   The parties agree to use their best efforts and to fully cooperate with each other in promptly obtaining any necessary regulatory approvals.

3.   The Company represents and warrants that (a) the Company is a corporation duly organized and in good standing under the laws of the state of its formation, (b) the Shareholders each own the interests in the Company, (c) the Company has the authority to enter into this Letter and (d) execution and performance of this Letter will not cause a breach of any other agreement to which the Company is a party.

4.     PHDZ represents and warrants that (a) it is a corporation organized and in good standing under the laws of its jurisdiction or incorporation, (b) it has the authority to enter into this Letter, and (c) execution and performance of this Letter will not cause a breach of any other agreement to which either is a party.   PHDZ represents and warrants that each of the directors or representatives of PHDZ signing this Letter has the authority to enter into this Letter.

5.   Until the Closing, the Company shall (including any subsidiaries and affiliates) to: (a) grant PHDZ and its representatives, access to its and their premises and books and records and (b) furnish to PHDZ and its respective representatives such financial, operating and other information with respect to its business and properties as PHDZ shall from time to time reasonably request.   With the prior consent of the Company, which will not be unreasonably withheld PHDZ and their respective representatives may communicate in connection with their examination of the Company with any person having business dealings with the Company.  All of such access, investigation and communication by PHDZ will be conducted in a manner designed not to interfere unduly with the normal business of the Company.

6.   Until the Closing, PHDZ shall: (a) grant the Company, as well as its representatives, access to its books and records and (b) furnish to the Company as well as its representatives such financial, operating and other information with respect to PHDZ’s business and properties as the Company shall from time to time reasonably request.  With the prior written consent of PHDZ, which will not be unreasonably withheld, the Company and its respective representatives may communicate in connection with their examination of PHDZ with any person having business dealings with PHDZ.   All of such access, investigation and communication by the Company will be conducted in a manner designed not to interfere unduly with the normal business of PHDZ.

7.  Each party shall be responsible for its own costs in connection with this Letter and the transactions contemplated herein.

8.  Each party agrees that it will not make any public announcements relating to this Letter or the transactions contemplated herein, other than that announcement concerning the signing of this Letter by  PHDZ, without the prior written consent of the other parties hereto, except as may be required upon the written advice of counsel to comply with applicable laws or regulatory requirements after consulting with the other parties hereto and seeking their consent to such announcement.  Each party further agrees that it will not release or issue any reports, statements or releases pertaining to this Letter and the implementation hereof or that any information or material which is obtained from another party hereto without the prior written consent of the other parties hereto except to professional advisors under a duty of confidentiality as necessary to consummate the transaction.  Each party agrees that such information will be used solely for the purposes of evaluating the other parties hereto in connection with the transactions contemplated herein and that such information will not be used or disclosed other than in furtherance of such purpose under the terms of this Letter.   Upon the actual Closing and as incorporated into the Definitive Agreement, press releases will be made at the discretion of the management of the Investor.   Furthermore, PHDZ acknowledges that prior to the Closing, the Company may make select institutional and individual investors aware of the transaction.

9.    This Letter shall terminate only upon the earliest to occur of (a) the execution of the Definitive Agreements; (b) the execution and delivery by the parties of an agreement superseding this letter; (c) the notification to, the Company by PHDZ or to PHDZ by the Company, of its election to terminate this Letter based on the results of their due diligence investigation; (d) the notification by any party to the other party hereto of the election to terminate this Letter for material departure by the other party from the agreements set forth in this Letter; (e) the giving of a notification by the Company to PHDZ that any representations or warranties made by PHDZ in this Letter are false, misleading or incomplete in any material respect; (f) the giving of a notification by PHDZ to the Company that any representations or warranties made by the Company in this Letter are false, misleading or incomplete in any material respect; or (g) failure of the Closing to occur within 90 days of the date of this Letter.

10.  This Letter is intended to be binding on the parties hereto.   Except as otherwise provided in the preceding sentence, the respective rights and obligations of the parties remain to be defined in the Definitive Agreements, into which this letter and any prior discussions shall merge and which shall contain representations and warranties and other terms yet to be agreed upon and may reflect additional or different terms consistent with the economic and other objectives set out above as may be necessary to meet the needs of the parties including without limitation tax and securities matters.   Notwithstanding any other provisions in this Letter, (a) the obligations of PHDZ are subject to the satisfaction of each with their respective due diligence examinations of the Company, including, without limitation, satisfaction as to the Company's business plans, management, competition, technologies and financial condition; and (b) no party shall be under any obligation to consummate the transactions contemplated herein if, in the sole discretion of such party, it determines not to proceed with any of such transactions whether as described herein or on other terms. The parties agree to work in good faith to timely enter into and consummate the Definitive Agreements.

11.   Each party to this Letter agrees to indemnify and hold harmless the other party, in any way, from being liable for consequential, special, indirect, incidental, punitive, or exemplary loss, damage, cost or expense (including, without limitation, lost profits and opportunity costs) related to this Letter or otherwise.   Each party further agrees to indemnify and hold harmless each other and their respective personnel and any affiliates from and against any and all actions, losses, damages, claims, liabilities, costs and expenses (including without limitation, reasonable legal fees and expenses) in any way arising out of or relating to this Letter.  The provision of this paragraph shall apply regardless of the form of action, loss, damage, claim, liability, cost, or expense, whether in contract, statute, tort (including without limitation, negligence), or otherwise. The provisions of this paragraph shall survive the completion or termination of this Letter.

12.    This Letter as well as any disputes directly or indirectly affecting this Letter shall be subject to and interpreted in accordance with the laws of California.   Notices shall be deemed given when delivered to a party at the address or fax number for such party listed under their signatures below.

13.     Notwithstanding any language to the contrary contained herein, either party, in its own discretion with or without cause, may terminate this agreement and all negotiations related thereto by providing written notice to the other party of its intention to so terminate.

If the foregoing correctly expresses our understanding, please indicate your agreement by signing and dating the enclosed copy of this letter in the space indicated below and returning it to the address or fax provided below.

Yours very truly,

Phreadz, Inc

By:
Name: Douglas Toth
Title Chairman
Address: 63 Main Street, 202
Flemington, NJ 08558
Fax: 646-349-5811

THE UNDERSIGNED AGREE TO THE FOREGOING.

Zonein2, Inc

By: ____________________________	Address: 333 City Blvd. West 17th Floor Orange CA 92830

Name: Carlos Orellana
Title: CEO	Fax: